As filed with the Securities and Exchange Commission on January 17, 2002
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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Grand Toys International, Inc.

(Exact name of registrant as specified in its charter)

1710 Route Transcanadienne

Dorval, Quebec, Canada H9P 1H7

(514) 685-2180

(Address of principal executive offices)
Nevada	98-0163743
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

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R. Ian Bradley

President and Chief Executive Officer

Grand Toys International, Inc.

1710 Route Transcanadienne

Dorval, Quebec, Canada H9P 1H7

(514) 685-2180

(Name, address, including zip code and telephone number, including area code of agent for service)

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Copies to:

Paul J. Pollock, Esq.

Piper Marbury Rudnick & Wolfe LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 835-6000

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Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class ofSecurities to be Registered	Amount to be Registered (1)	Proposed Maximum OfferingPrice per Share	Proposed MaximumAggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	394,643 (2)	$2.13 (2)	$840,589.59	$210.15
	357,143 (3)	$2.13 (2)	$760,714.59	$190.18
	12,500 (4)	$16.00	$200,000.00	$50.00
	25,000 (4)	$10.64	$266,000.00	$66.50
	23,376 (4)	$22.75	$531,804.00	$132.95
	250 (4)	$11.00	$2,750.00	$0.69
	250 (4)	$5.6248	$1,406.20	$0.35
	250 (4)	$7.25	$1,812.50	$0.45
	231,967 (4)	$2.13 (2)	$494,089.71	$123.52
TOTAL	1,045,379		$3,099,166.59	$774.79

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock that may become issuable under any stock split, stock dividend or similar transaction. This Registration Statement also includes an indeterminable number of shares of common stock which may be issued under the antidilution provisions of the various agreements setting forth the rights of the holders of the convertible securities.

(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for such shares of common stock on January 16, 2002, as reported on the Nasdaq SmallCap Market.

(3) Reflects shares of common stock issuable upon exercise of warrants. The Proposed Maximum Offering Price per share was calculated in accordance with Rule 457(g) of the Securities Act of 1933, as amended.

(4) Reflects shares of common stock issuable upon exercise of stock options. The Proposed Maximum Offering Price per share was calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

GRAND TOYS INTERNATIONAL, INC.

1,045,379 Shares of Common Stock

The selling stockholders, listed on pages 9-11, may offer from time to time up to 1,045,379 shares of our common stock under this prospectus. No underwriter is being used in connection with this offering of common stock. The selling stockholders may offer and sell their shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares of our common stock, or both. We will not receive any of the proceeds from the sale of shares of our common stock.

The price of the common stock being offered under this prospectus will most likely be the market price of our common stock. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "GRIN". On January 16, 2002, the closing price of one share of our common stock was $2.10.

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Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 2.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 17, 2002.

RISK FACTORS

Investing in our common stock is very risky. You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock. If you are not in a financial position to bear a complete loss of your investment, you should not purchase any of the shares. Portions of this prospectus and information incorporated into this prospectus contain certain "forward-looking" statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained in this prospectus are reasonable, any of the assumptions could prove inaccurate and cause such forward-looking statements to be inaccurate.

Going Concern

In our audited financial statements for the year ended December 31 , 2000 we recognized that we had certain issues which raised substantial doubt about the Company's ability to continue as a going concern. The reasons cited were our recurring losses and the cancellation of our line of credit .This was noted in KPMG's audit report on those financial statements. Since the date of KPMG's report, we have implemented a plan to stem our losses and return to profitability and have secured new lines of credit. However, these lines of credit are not sufficient to meet all of our financial needs and we might not be able to successfully implement our new operational plan. As a consequence we do not know if KPMG will again make reference to this issue in their audit opinion on our financial statements for the year ended December 31, 2001. If doubts about our ability to continue as a going concern persist, it may have an adverse impact on investors' willingness to invest in our stock which would negatively impact the price and liquidity of our shares.

We have a recent history of losses and we do not know when or if we will return to profitability

We incurred net losses of $10,156,713 for the year ended December 31, 2000, $709,466 for the year ended December 31, 1999 and $573,153 for the nine months ended September 30, 2001. We have not reported an annual profit since December 31, 1997. We have recently begun to implement a plan to return to profitability. Over the course of 2001 we have focused on products with higher profit margins and have reduced expenses. This has resulted in improved performance but we still do not expect to achieve profitability for the year ending December 31, 2001 and, in spite of these efforts, there can be no assurance that we will become profitable on an annual basis.

If we do not secure additional financing, we will not be able to execute our new plan to return to profitability

During 2001, we have secured a new line of credit to finance our inventory and accounts receivable and we also realized net proceeds from the sale of our common stock and warrants. This source of financing, however, will not be sufficient to fully implement our business plan. To the extent that we will be required to fund operating losses, our financial position will deteriorate. There can be no assurance that we will be able to find significant additional financing at all or on terms favorable to us. If equity securities are issued in connection with a financing, dilution to our stockholders may result, and if additional funds are raised through the incurrence of debt, we may be subject to restrictions on our operations and finances. Furthermore, if we do incur additional debt, we may be limiting our ability to repurchase capital stock, engage in mergers, consolidations, acquisitions and asset sales, or alter our lines of business or accounting methods, even though these actions would otherwise benefit our business.

An inability to obtain additional financing could impact our ability to expand into the U.S. market

We believe that in order to achieve our long-term expansion objectives and to enhance our competitive position in the U.S. market, we will need additional financial resources over the next several years. The precise amount and timing of our future financing needs cannot be determined at this time and will depend upon a number of factors, including the demand for our products and the management of our working capital. We may not be able to obtain additional financing on acceptable terms or at all. If we are unable to obtain sufficient capital, we could be required to curtail our expansion.

Our shares may not continue to be listed on the Nasdaq Small Cap Stock Market

During 2001, we were advised by Nasdaq that they intended to delist our shares from trading on the Nasdaq SmallCap Stock Market because we failed to meet the standards for continued listing on the Nasdaq Small Cap market since our stock price was below $1.00 per share, our net tangible assets were below $2,000,000 and the market value of our public float was below the minimum required standards. We appealed and were successful in implementing a plan to regain compliance with the standards for continued listing. However, Nasdaq has informed us that since our net tangible assets were not significantly in excess of $2,000,000, they would continue to monitor our financial performance to determine if we can continue to meet this criteria for continued listing. Moreover, until recent weeks, our stock price continued to trade at just above $1.00 per share.There can be no assurance that we will be able to meet the requirements for continued listing or that we could successfully appeal a delisting determination. If our shares were delisted, we might be able to have our shares listed for quotation on the OTC Bulletin Board. However, the failure to have our shares quoted on the SmallCap market would likely have an adverse impact on the price and liquidity of our shares and our ability to obtain financing in the future.

The holder of our Series A Convertible Preferred Stock may have a claim for significant cash compensation

The terms of the our Series A Convertible Preferred Stock provide that, if the shares are converted into common stock at a time when the price of the our common stock is less than $5.00 per share, pre reverse-split, we are obligated to pay this shortfall in cash. We and the holder of these shares do not agree on the amount of the shortfall, although the maximum total is $581,310. If we were required to pay the full amount of this shortfall in cash, it would have a material impact on our working capital.

We may not be able to retain the key personnel we need to succeed

Our success is dependent on the expertise, experience and continued services of R. Ian Bradley, our President and Chief Executive Officer, and other senior management employees. Most decisions concerning our business are made or significantly influenced by them. We do not maintain "key man" insurance on the life of any of these persons. In the event of the loss of Messrs. Bradley or other senior management employees, no assurances can be given that we will be able to obtain the services of an adequate replacement.

The issuance of shares of common stock upon the exercise of options and warrants will cause dilution to our current stockholders

We are authorized to issue 12,500,000 shares of common stock, of which 1,284,700 shares are outstanding. In addition:

    124,093 shares are issuable upon the exercise of currently outstanding options granted under our Amended and Restated 1993 Stock Option Plan the sale of which have been registered on either a registration statement on Form S-8 or on this prospectus;
    172,500 shares are issuable upon the exercise of options granted outside our 1993 Stock Option Plan; and
    412,143shares are issuable upon the exercise of currently outstanding warrants.

If and when we issue these shares, the percentage of common stock owned by each stockholder would be diluted. Moreover, the prevailing market price for the common stock may be materially and adversely affected by the addition of a substantial number of shares, including the shares offered by this prospectus, into the market.

The issuance of preferred stock may also impact the value of our shares

We are also authorized to issue 5,000,000 shares of "blank check" preferred stock, which is preferred stock that may be issued from time to time in such classes or series and with such terms, rights and preferences as the board of directors may choose. All of these shares may be issued in the discretion of our board of directors, without the approval of our stockholders, with dividend, liquidation, conversion, voting or other rights which could negatively affect the voting power or other rights of owners of our common stock or other series of preferred stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a way to discourage, delay or prevent a change in control of our company which, in turn, could discourage bids for us and prevent stockholders from receiving the maximum value for their shares.

A few customers account for a large portion of our net sales

Our five largest customers accounted for approximately 70% of our net sales in 2000. Except for outstanding purchase orders for specific products, we do not have written contracts with or commitments from any of our customers. A substantial reduction in or termination of orders from any of our largest customers could adversely affect our business, financial condition and results of operations. In addition, pressure by large customers seeking a reduction in prices, financial incentives, a change in other terms of sale or for us to bear the risks and the cost of carrying inventory could also adversely affect our business, financial condition and results of operations.

A limited number of our product lines account for a substantial portion of our net sales

We derive a substantial portion of our net sales from a limited number of product lines. Sales of our Toy Biz product line represented approximately 35% of our net sales in 2000. We cannot assure you that any of the products in this branded product line will retain their current popularity. A decrease in the popularity of any one of these branded product line may adversely affect our business, financial condition and results of operations.

Our attempts to acquire other companies may not prove fruitful

We may, at times, become involved in discussions with companies for acquisition. This process may take a significant amount of management time and effort. This will likely distract our management from our day-to-day operations. Even if we do find companies that are worth acquiring, it may be extremely difficult to integrate their operations into our existing operations. In addition, there is no guaranty that our acquisitions will be financially successful. Thus, any such acquisition could have an adverse effect on our liquidity and earnings.

The life cycle for toy products is usually very short

As a result of changing consumer preferences, many toy products are successfully marketed for only one or two years. There can be no assurances that any of our current products or product lines will continue to be popular for any significant period of time; any new products or product lines introduced by us will achieve an adequate degree of market acceptance; or any new product's life cycle will be sufficient to permit us to recover development, manufacturing, marketing or other costs of the product. In the event a new product does not receive sufficient market acceptance, we may be required to sell inventory of such products at a substantial discount. Accordingly, our success is dependent in large part on our ability to secure the rights to distribute new products and to secure new character and well-known brand name licenses for existing or new product lines, which cannot be assured. Therefore, we cannot assume that any new products will be successful or meet with the same success as existing products.

Consumer preferences are difficult to predict and the introduction of new products is critical to the toy industry

Our business and operating results depend largely upon the appeal of our toy products. A decline in the popularity of our existing products and product lines or the failure of new products and product lines to achieve and sustain market acceptance could result in reduced overall revenues and margins, which could have a material adverse effect on our business, financial condition and results of operations. Our continued success will depend on our ability to redesign, restyle and extend our existing toy products and fashion accessories and to develop, introduce and gain customer acceptance of new toy product. However consumer preferences with respect to toy products and fashion accessories are continuously changing and are difficult to predict.

Certain relationships among our management and affiliates create various potential and actual conflicts of interest

Although it is our policy that all transactions with and loans to our affiliates be made on similar terms to those that can be obtained from unaffiliated third parties and for such transactions to be approved by a majority of our directors who do not have an interest in the transaction, certain situations may arise in the future where an interested party would be required to vote on actions that could benefit such person and negatively impact Grand, or vice versa.

We are subject to significant government regulation

Most of our business is currently conducted in Canada. We are subject to the provisions of various laws, certain of which have been enacted by the federal government of Canada, the Province of Quebec and other Canadian provinces. The laws of Canada, to which we are subject, include the Hazardous Products Act which empowers the government to protect children from hazardous toys and other articles. Under that legislation, the government has the authority to exclude from the market those articles which are found to be hazardous. We are also subject to the Consumer Packaging and Labeling Act enacted by the government of Canada, which legislation prohibits the importation of prepackaged items and the sale or importation or advertising of items which have misleading information on their labels. As a result, if any of these Canadian governmental entities should allege that any of our products are hazardous to children or the packaging is misleading, whether or not such items are dangerous or misleading, we could be precluded from selling entire lines of toys until a full investigation is completed. In such case, even if we were to prevail, a significant portion of the value of the entire line could be lost during a time-consuming investigation because, as discussed above, the life cycle for toy products is usually very short.

Competition in the toy distribution industry is intense

Many other companies involved in the toy distribution industry in Canada and the United States have greater financial resources, larger sales forces, greater name recognition, larger facilities for product development and products that may be more competitively priced than our products. As a result, some of our competitors may be able to obtain a greater volume of and more lucrative distribution contracts than we can.

Our business is seasonal

Our business is seasonal and therefore our annual operating results will depend, in large part, on our sales during the relatively brief holiday season. Further, this seasonality is increasing as large retailers become more efficient in their control of inventory levels through quick response management techniques. Sales of our toy products at retail are seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season. These customers are timing reorders so that they are being filled by suppliers closer to the time of purchase by consumers, which to a large extent occur during September through December, rather than maintaining large on-hand inventories throughout the year to meet consumer demand. While these techniques reduce a retailer's investment in inventory, they increase pressure on suppliers like us to fill orders promptly and shift a significant portion of inventory risk and carrying costs to the supplier. The limited inventory carried by retailers may also reduce or delay retail sales. Additionally, the logistics of supplying more and more product within shorter time periods will increase the risk that we fail to achieve tight and compressed shipping schedules. This seasonal pattern requires significant use of working capital mainly to manufacture inventory during the year, prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season. Our failure to accurately predict and respond to consumer demand could result in our underproducing popular items and overproducing less popular items.

The market price of our common stock has been and will continue to be volatile

Market prices of the securities of toy companies are often volatile and our historical stock price has reflected this volatility. The market price of our common stock may be affected by many factors, including: fluctuations in our financial results; the actions of our customers and competitors (including new product line announcements and introductions); new regulations affecting foreign manufacturing; other factors affecting the toy industry in general; and sales of our common stock into the public market. In addition, the stock market periodically has experienced significant price and volume fluctuations which may have been unrelated to the operating performance of particular companies.

Our management exercises substantial control over our business.

As of November 21, 2001, our directors and executive officers beneficially owned, in the aggregate, 615,650 shares of our common stock, representing approximately 33% of the common stock outstanding. Accordingly, if these persons act together, they could exercise considerable influence over matters requiring approval of our stockholders, including the election of our board of directors.

Our ability to issue "blank check" preferred stock could prevent or delay takeovers.

Our articles of incorporation authorizes the issuance of "blank check" preferred stock (that is, preferred stock which our board of directors can create and issue without prior stockholder approval) with rights senior to those of our common stock. These provisions could delay or impede a merger, tender offer or other transaction resulting in a change in control of Grand, even if such a transaction would have significant benefits to our stockholders. As a result, these provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

We do not expect to pay dividends on our stock

We have not paid any cash or other dividends on our common stock and do not expect to declare or pay any cash dividends in the foreseeable future. In addition, our current credit agreement with our bank restricts the payment of any dividends without the bank's prior consent.

WHERE YOU CAN FIND MORE INFORMATION

Grand is subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 9801 Washingtonian Blvd., Gaithersburg, MD 20878.

We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about Grand and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by Grand with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION OF INFORMATION WE HAVE FILED WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. Our annual report on Form 10-K for the fiscal year ended December 31, 2000;

2. Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June, 30, 2001 and September 30, 2001;

3. Our proxy statement, dated August 3, 2000 for the Annual Meeting of Stockholders held on September 28, 2000;

4. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above; and

5. The description of the common stock contained in Grand's registration statement filed under the Exchange Act registering such common stock under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The selling stockholders may provide a prospectus supplement to add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described above under the heading "Where You Can Find More Information."

All documents filed by Grand pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment indicating that all of the shares have been sold, or deregistering all of the shares that, at the time of such post-effective amendment, remain unsold, shall be deemed to be incorporated by reference in and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in any document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document, which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Grand shall furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such documents should be directed to Tania M. Clarke, Chief Financial Officer, Grand Toys International, Inc., 1710 Route Transcanadienne, Dorval, Quebec H9P 1H7, Canada. Grand's telephone number is (514) 685-2180.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other forward-looking information. Forward-looking statements can be identified by the use of progressive terminology, such as may, will, expect, anticipate, estimate, continue or other similar words. These statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause such a difference include those discussed in the section titled Risk Factors beginning on page 2. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares. You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision. All references to the terms Grand, we or us in this prospectus means Grand Toys International, Inc. and its subsidiaries, except where it is clear that the term means only the parent corporation.

USE OF PROCEEDS

We will not realize any proceeds from the sale of the shares pursuant to this prospectus but will derive proceeds of approximately $2,086,387.66 if all of the warrants and options are exercised. Such proceeds will be available to us for working capital and general corporate purposes, although because the exercise price per share of some of these options is greater than our current share price, it is not likely that we will receive the full proceeds stated above. See "Selling Stockholders" and "Plan of Distribution."

DILUTION

We are authorized to issue 12,500,000 shares of common stock. Of such shares, 1,284,700 shares are issued and outstanding, 124,093 shares are reserved for issuance upon the exercise of options granted under Grand's Amended and Restated 1993 Stock Option Plan, 172,500 shares are reserved for issuance upon the exercise of options granted outside of the plan, and 412,143 are reserved for issuance upon the exercise of warrants.

In certain cases, the officers, directors and present stockholders of Grand have acquired their shares at a cost substantially lower than that which investors will pay for the common stock offered hereby. As a result, anyone purchasing shares in this offering could incur dilution in the net tangible book value per share.

SELLING STOCKHOLDERS

The table below sets forth the beneficial ownership of our common stock by the selling stockholders as of January 16, 2002. Beneficial ownership includes shares of outstanding common stock, and shares of common stock that a person has the right to acquire within 60 days of the date of this prospectus through the exercise of options or warrants to purchase common stock To sell any shares issuable upon the exercise of options or warrants, a holder must first purchase the shares by exercising the option or warrant, and to date, none of the holders listed below have exercised these options or warrants.

The number of shares that may be actually sold by any selling stockholder will be determined by the selling stockholder. Because the selling stockholders may sell all, some or none of the shares of common stock which they hold, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over the shares owned by them.

Name	Total Common Stock Owned Before the Offering	Number of Shares of Common Stock to be Offered	Common Stock Owned After the Offering
			Number	Percent

Robenham Inc.	85,000	85,000 (1)	--	--
Livescore Finance Co. Ltd.	85,000	85,000 (1)	--	--
Faxfleet Holdings Ltd.	85,000	85,000 (1)	--	--
Spellord Inc	85,000	85,000 (1)	--	--
Jason Mars	75,358	75,358 (2)	--	--
136011 Canada Inc.	125,277 (17)	75,714 (3)	49,563	--
2870304 Canada Inc.	125,277 (18)	75,714 (3)	49,563	--
Daniel Chernek	12,500	12,500 (4)	--	--
Amgo Investments, Inc.	37,500 (5)	37,500 (5)	--	*
Stone Newman	12,500	12,500 (4)	--	*
Elliot L. Bier	37,125	37,125 (6)	--	*
136012 Canada Inc.	106,705 (19)	57,142 (7)	49,563	--
2884330 Canada Inc.	106,705 (20)	57,142 (7)	49,563	--
R. Ian Bradley	37,500	37,500 (8)	--	--
Mitchell Altro	35,714	35,714 (9)	--	--
Ofer Nissim	156,250 (11)	12,500 (10)	143,750	12%
Stephen Altro	200,991 (13)	12,063 (12)	188,928	--
David Mars	163,847 (14)	12,063 (15)	151,784	--
Isovoy Inc.	100,000 (21)	100,000 (21)	--	8.2%
Tania Clarke	8,989	8,989 (16)	--	*
Robert Herbst	6,375	6,375 (16)	--	*
Charles Marshall	6,250	6,250 (16)	--	*
Glennis Carey	46,033 (22)	46,033 (16)	--	--
Carole McLean	1,971	1,971 (16)	--	*
James Rybakoff	56,125 (23)	1,125 (16)	55,000	4.3%
Bernard L'Heureux	488	488 (16)	--	*
Lynn Martell	300	300 (16)	--	*
Dirk Fischer	250	250 (16)	--	*
Harley Bagshaw	250	250 (16)	--	*
Karen Avison	250	250 (16)	--	*
Mario Kolethras	250	250 (16)	--	*
Peter Kemp	250	250 (16)	--	*
Richard Brookes	250	250 (16)	--	*
Brenda Mager	238	238 (16)	--	*
Francine Despins	238	238 (16)	--	*
Linda Carlin	206	206 (16)	--	*
Jim Thompson	188	188 (16)	--	*
Madeleine Nadeau	188	188 (16)	--	*
Richard Denis	188	188 (16)	--	*
Angelika Hoehne	175	175 (16)	--	*
Johanne Brown	175	175 (16)	--	*
Lisa Paterson	156	156 (16)	--	*
Andree Phoenix	125	125 (16)	--	*
Dorine Young	125	125 (16)	--	*
Linda McLean	125	125 (16)	--	*
Soussana Sarkissian	125	125 (16)	--	*
Kevin Holmes	63	63 (16)	--	*

* Less than one (1) percent.

(1) Includes currently exercisable warrants to purchase 42,500 shares of common stock issuable to each of Robenham Inc., Livescore Finance Co. Ltd., Faxfleet Holdings Ltd. and Spellord Inc., as applicable, pursuant to those certain Warrant Agreements dated March 28, 2001.

(2) Includes currently exercisable options to purchase 2,500 shares of common stock issued pursuant to our Amended and Restated 1993 Stock Option Plan and currently exercisable warrants to purchase 36,429 shares of common stock issuable pursuant to that certain Warrant Agreement dated March 28, 2001. Jason Mars is an employee of Grand and the son of David Mars, a director of Grand.

(3) Includes currently exercisable warrants to purchase 37,857 shares of common stock issuable to each of 136011 Canada Inc. and 2870304 Canada Inc., as applicable, pursuant to those certain Warrant Agreements dated March 28, 2001. Stephen Altro, a director of Grand, controls both of these corporations and Mr. Altro's wife and children are their only other stockholders.

(4) Represents currently exercisable options to purchase 12,500 shares of common stock issued pursuant to our Amended and Restated 1993 Stock Option Plan.

(5) Amgo Investments, Inc. is controlled by David Mars and Stephen Altro, directors of Grand. Does not include shares of common stock held by Mr. Altro and Mr. Mars.

(6) Represents currently exercisable options to purchase 1,125 shares of common stock issued pursuant to our Amended and Restated 1993 Stock Option Plan, and 36,000 shares issued upon exercise of options granted outside the stock option plan. Mr. Bier is a director of Grand.

(7) Includes currently exercisable warrants to purchase 28,571 shares of common stock issued to each of 136012 Canada inc. and 2884330 Canada Inc. pursuant to those certain Warrant Agreements dated March 28, 2001. David Mars, a director of Grand, controls both of these corporations and Mr. Mars' wife and children are their only other stockholders.

(8) Represents currently exercisable options to purchase 37,500 shares of common stock issued pursuant to our Amended and Restated 1993 Stock Option Plan.

(9) Represents currently exercisable warrants to purchase 17,857 shares of common stock issuable to Mitchell Altro pursuant to that certain Warrant Agreement dated March 28, 2001. Mitchell Altro is the son of Stephan Altro, a director of Grand.

(10) Represents currently exercisable options to purchase 12,500 shares of common stock issued pursuant to our Amended and Restated 1993 Stock Option Plan.

(11) Includes 93,750 shares of common stock held by Knox Security Engineering Corp and Ark Foundation LLC, both of which entities are controlled by Mr. Nissim.

(12) Represents currently exercisable options to purchase 12,063 shares of common stock issued pursuant to our Amended and Restated 1993 Stock Option Plan. Stephen Altro is a director of Grand.

(13) Includes 37,500 shares of common stock held by Amgo Investments, Inc., 75,714 shares held by 2870304 Canada Inc. and 75,714 shares held by 136011 Canada Inc., in addition to 12,063 shares of common stock issuable upon exercise of stock options held by Mr. Altro. Mr. Altro's interest in Amgo is owned of record by 2870304 Canada Inc., a privately-held corporation controlled by Mr. Altro, and of which his wife and children are the only other stockholders. Mr. Altro disclaims beneficial ownership of 75,000 shares of common stock owned by Amgo and beneficially owned by Mr. Mars.

(14) Includes 37,500 shares of common stock held by Amgo Investments, Inc., 57,142 shares held by 136012 Canada Inc. and 57,142 shares held by 2884330 Canada Inc., in addition to 12,063 shares of common stock issuable upon exercise of stock options held by Mr. Mars. Mr. Mars' interest in Amgo is owned of record by 2884330 Canada Inc., a privately-held corporation controlled by Mr. Mars, and of which his wife and children are the only other stockholders. Mr. Mars disclaims beneficial ownership of 75,000 shares of common stock owned by Amgo and beneficially owned by Mr. Altro.

(15) Represents currently exercisable options to purchase 12,063 shares of common stock issued pursuant to our Amended and Restated 1993 Stock Option Plan. David Mars is a director of Grand.

(16) Represents currently exercisable options to purchase shares of common stock issued pursuant to our Amended and Restated 1993 Stock Option Plan.

(17) Includes 37,500 shares of common stock held by Amgo Investments and 12,063 shares of common stock issuable upon exercise of stock options held by Mr. Altro. Does not include 75,714 shares of common stock issuable upon exercise of stock options held by 2870304 Canada Inc. Mr. Altro disclaims beneficial ownership of 18,750 shares of common stock held by Amgo and beneficially owned by Mr. Mars.

(18) Includes 37,500 shares of common stock held by Amgo Investments and 12,063 shares of common stock issuable upon exercise of stock options held by Mr. Altro. Does not include 75,714 shares of common stock issuable upon exercise of stock options held by 136011 Canada Inc. Mr. Altro disclaims beneficial ownership of 18,750 shares of common stock held by Amgo and beneficially owned by Mr. Mars.

(19) Includes 37,500 shares of common stock held by Amgo Investments and 12,063 shares of common stock issuable upon exercise of stock options held by Mr. Mars. Does not include 57,142 shares of common stock issuable upon exercise of stock options held by 2884330 Canada Inc. Mr. Mars disclaims beneficial ownership of 18,750 shares of common stock held by Amgo and beneficially owned by Mr. Altro.
  Includes 37,500 shares of common stock held by Amgo Investments and 12,063 shares of common stock issuable upon exercise of stock options held by Mr. Mars. Does not include 57,142 shares of common stock issuable upon exercise of stock options held by 136011 Canada Inc. Mr. Mars disclaims beneficial ownership of 18,750 shares of common stock held by Amgo and beneficially owned by Mr. Altro.
  100,000 options issued pursuant to a licensing agreement.
  Includes 40,000 options issued pursuant to a consulting agreement and 6,033 options represent currently exercisable options to purchase shares of common stock issued pursuant to our Amended and Restated 1993 Stock Option Plan.

(23) Includes currently exercisable warrants to purchase 55,000 shares of common stock issuable to Akin Bay Company LLC pursuant to that certain Warrant Agreement dated March 28, 2001. Mr. Rybakoff is the controlling member of Akin Bay.

Elliot L. Bier has been a director of Grand since July 20, 1993. He has been a practicing attorney in Montreal for the last 20 years. He is a senior partner in Adessky Poulin, our Canadian legal counsel. Since November 16, 2000, Mr. Bier has been our Chairman.

R. Ian Bradley has been the President and Chief Executive Officer of Grand since January 16, 2001. From 1983 to 1997, Mr. Bradley served in various executive positions with Mattel Canada Inc including serving as its President from 1990 to 1997.

James B. Rybakoff has been a director of Grand since October 10, 1996. Mr. Rybakoff is the President of Akin Bay Company LLC, an investment bank and brokerage firm, which he co-founded in 1990.

Stephen Altro has been a director of Grand since July 20, 1993. Mr. Altro has been a director of Grand Toys Ltd., our Canadian operating subsidiary, for over 41 years. From July 20, 1993 to June 30, 2000, Mr. Altro served as our Chairman. Mr. Altro co-founded Grand Canada with David Mars in 1961.

David Mars has been a director of Grand since July 20, 1993. Mr. Mars has been a director of Grand Toys Ltd. for over 41years. From July 20, 1993 to June 30, 2000, Mr. Mars served as Vice-Chairman of Grand. Mr. Mars co-founded Grand Canada with Stephen Altro in 1961.

Tania M. Clarke has been an Executive Vice- President and Chief Financial Officer since December 4, 2000 and has been employed by Grand in various other financial capacities since May 3, 1993.

Robert Herbst has been Vice-President of Operations for Grand Canada since April 1995. Prior to that, Mr. Herbst worked at Grand Toys Ltd. in various capacities for approximately 20 years.

Charles Marshall has been our Director of Merchandising and Product Development since July 1998. Prior to that, Mr. Marshall worked in the toy industry for over 30 years in similar positions.

136011 Canada Inc. and 2870304 Canada Inc. are privately-held corporations that are controlled by Stephen Altro, a director of Grand. Mr.Altro's wife and children are the only other stockholders of these corporations.

136012 Canada Inc. and 2884330 Canada Inc. are privately-held corporations that are controlled by David Mars, a director of Grand. Mr. Mars' wife and children are the only other stockholders of these corporations.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders. We will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds."

The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

The selling stockholders may from time to time sell all or a portion of the shares on the Nasdaq SmallCap market or on any national securities exchange on which the common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. We cannot guarantee that the selling stockholders will sell any or all of their shares. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

    a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
    purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
    ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
    privately negotiated transactions.

In effecting sales, brokers and dealers engaged by selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive from the purchasers of such shares commissions as described above.

In connection with the distribution of the shares, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the selling stockholders may enter into, from time to time, other types of hedging transactions.

The selling stockholders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any profit on the sale of shares by the selling stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

The shares may also be sold pursuant to Rule 144 under the Securities Act beginning one year after the shares were issued, provided such date is at least 90 days after the date of this prospectus.

The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, a prospectus supplement or post-effective amendment to the registration statement will be filed with the SEC. This supplement or amendment will include the following information:

    the name of the participating broker-dealer(s) or underwriters;
    the number of shares involved;
    the price or prices at which the shares were sold by the selling stockholders;
    the commissions paid or discounts or concessions allowed by the selling stockholders to the broker-dealers or underwriters; and
    other material information.

We have advised the selling shareholder that the anti-manipulation rules promulgated under the Securities Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling stockholder. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be paid by the selling shareholder or other party selling the shares.

SUBSEQUENT EVENTS

On October 5, 2001, our board of directors approved the following reductions in exercise prices of some of our options and warrants:

    the exercise price of warrants to purchase up to 55,000 shares of common stock issued to Akin Bay Company -- which is controlled by Mr. Rybakoff, a director of Grand -- was reduced from $57.50 to $0.95; and

    the exercise price of employee stock options issued in 1995 was reduced from $6.375 to $0.95

LEGAL MATTERS

The legality of the securities offered by this prospectus has been passed upon for Grand by Piper Marbury Rudnick & Wolfe LLP, 1251 Avenue of the Americas, New York, New York 10020.

EXPERTS

The consolidated financial statements and schedules of Grand for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, Chartered Accountants, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth estimates (other than the Securities and Exchange Commission registration fee and the Nasdaq SmallCap Market additional shares listing fee) of the various expenses payable by us in connection with the issuance and distribution of the securities offered in this offering:

Securities and Exchange Commission registration fee	$ 774.79
Nasdaq SmallCap Market listing fee	1,670.00
Printing and engraving expenses	5,000.00	*
Legal fees and expenses	25,000.00	*
Accounting fees and expenses	5,000.00	*
Transfer agent and registrar fees	1,875.00	*
Miscellaneous expenses	680.21	*
Total	$ 40,000.00

* estimated

Item 15. Indemnification of Directors and Officers

The rights of Grand or its stockholders to sue any director or officer of Grand for misconduct in conducting the affairs of Grand as an officer or director is limited by Article XII of Grand's Articles of Incorporation and Nevada statutory law to cases for damages resulting from breaches of fiduciary duties involving acts or omissions involving intentional misconduct, fraud, knowing violations of the law or the unlawful payment of dividends. Ordinary negligence is not a ground for such a suit. The statute does not limit the liability of directors or officers for monetary damages under the federal securities laws. Grand also has the obligation, pursuant to Article IX of Grand's Amended and Restated Bylaws, to indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which Grand owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by any such person in connection with the defense of any action, suit or proceeding in which such person is made a party, by reason of being or having been a director or officer of Grand, or of such other corporation, except in relation to matters as to which any such person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

Grand maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by Grand. Accordingly, indemnification may occur for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of Grand pursuant to the foregoing provisions or otherwise, Grand has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

Exhibit No. Description

4.1 Form of Regulation S Subscription Agreement dated March 28, 2001 by and among Grand and certain of its securities holders. (1)

4.2 Form of Warrant Agreement dated March 28, 2001 by and among Grand and certain of its securities holders. (1)

4.3 Form of Option Grant Agreement by and between Grand and certain of its employees. (1)

4.4 Grand Toys International, Inc. Amended and Restated 1993 Stock Option Plan. (2)

5.1 Opinion of Piper Marbury Rudnick & Wolfe LLP, as to the legality of the securities being registered. (1)

23.1 Consent of Piper Marbury Rudnick & Wolfe LLP (included in Exhibit 5.1). (3)

23.2 Consent of KPMG LLP. (1)

24 Power of attorney (included on the signature page to this registration statement).(1)

(1) Filed with this Registration Statement on Form S-3.

(2) Filed as Appendix A to our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 6, 1995.

(3) To be filed by amendment.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs in contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement;

(2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dorval, Province of Quebec, Canada, on this 17th day of January 2002.

GRAND TOYS INTERNATIONAL, INC.

By: /s/ R. Ian Bradley

R. Ian Bradley

President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints R. Ian Bradley and Tania M. Clarke, or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute, may do or choose to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature Title Date

/s/ Elliot L. Bier Chairman & Director January 17, 2002

Elliot L. Bier

/s/ R. Ian Bradley President and Chief Executive January 17, 2002

R. Ian Bradley Officer

(Principal Executive Officer)

/s/ Tania M. Clarke Executive Vice President and January 17, 2002

Tania M. Clarke Chief Financial Officer

(Principal Financial and Accounting Officer)

/s/ James B. Rybakoff Director January 17, 2002

James B. Rybakoff

/s/ David Mars Director January 17, 2002

David Mars

/s/ Stephen Altro Director January 17, 2002

Stephen Altro

Exhibit 4.1 Form of Subscription Agreement

REGULATION S SUBSCRIPTION AGREEMENT

GRAND TOYS INTERNATIONAL, INC.

Sir or Madam:

1. Application. The undersigned, intending to be legally bound, hereby purchases from Grand Toys International, Inc. (the "Company"), [_____] Units (the "Units") at a purchase price of $0.35 per Unit. Each Unit consists of one share of the Company's Common Stock, par value $0.001 per share (the "Common Stock") and a warrant to purchase one share of Common Stock (the "Warrant Shares") at an exercise price of $0.53 per share, on the terms and conditions set forth in that certain Warrant dated as of the date hereof (the "Warrant") attached hereto as Exhibit A. The Common Stock and the Warrant Shares shall collectively be known as the "Securities". Simultaneously with the execution of this Subscription Agreement, the undersigned agrees to execute the Warrant. The undersigned understands that this subscription may be accepted or rejected in whole or in part by the Company in its sole discretion and that this subscription is and shall be irrevocable unless the Company for any reason rejects this subscription.

THE SECURITIES offered hereby HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES ACT OF ANY STATE UNDER ANY STATE SECURITIES LAW. THEY ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION S ("REGULATION S") PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S) UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

2. Representations and Warranties of the Subscriber. The undersigned represents and warrants to the Company as follows:

(a) The undersigned, in making the decision to purchase the Units, has relied upon independent investigations made by him or it and his or its representatives, if any. The undersigned and/or his or its advisors have had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Units.

(b) The undersigned has been supplied with or has sufficient access to all information, including financial statements and other financial information of the Company, and has been afforded with an opportunity to ask questions of and receive answers concerning information to which a reasonable investor would attach significance in making investment decisions, so that as a reasonable investor the undersigned has been able to make the undersigned's decision to purchase the Units.

(c) The undersigned is able to bear the substantial economic risks of an investment in the Securities for an indefinite period of time, has no need for liquidity in such investment, has made commitments to investments that are not readily marketable which are reasonable in relation to the undersigned's net worth and, at the present time, could afford a complete loss of such investment.

(d) The undersigned has such knowledge and experience in financial, tax and business matters so as to enable the undersigned to utilize the information made available to the undersigned in connection with the offering of the Units to evaluate the merits and risks of an investment in the Units and to make an informed investment decision with respect thereto.

(e) The undersigned understands that the Securities are being sold in reliance on an exemption from the registration requirements of federal and state securities laws under Regulation S promulgated under the Securities Act and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the undersigned set forth herein in order to determine the applicability of such exemptions and the suitability of the undersigned to purchase the Units. The representations, warranties and agreements contained herein are true and correct as of the date hereof and may be relied upon by the Company, and the undersigned will notify the Company immediately of any adverse change in any such representations and warranties which may occur prior to the acceptance of this Subscription Agreement by the Company and will promptly send the Company written confirmation thereof if requested by the Company. The representations, warranties and agreements of the undersigned contained herein shall survive the execution and delivery of this Subscription Agreement and the purchase of the Units.

(f) Neither the undersigned nor any person or entity for whom the undersigned is acting as fiduciary is a U.S. person. A U.S. person means any one of the following:

(i) any natural person resident in the United States of America;

(ii) any partnership or corporation organized or incorporated under the laws of the United States of America;

(iii) any estate of which any executor or administrator is a U.S. person;

(iv) any trust of which any trustee is a U.S. person;

(v) any agency or branch of a foreign entity located in the United States of America;

(vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and

(viii) any partnership or corporation if:

(A) organized or incorporated under the laws of any foreign jurisdiction; and

(B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(g) ALL OFFERS AND SALES OF THE SECURITIES PRIOR TO THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD AS DEFINED IN RULE 902 SHALL ONLY BE MADE IN COMPLIANCE WITH THE SAFE HARBOR CONTAINED IN REGULATION S, PURSUANT TO REGISTRATION OF SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND ALL OFFERS AND SALES AFTER THE DISTRIBUTION COMPLIANCE PERIOD SHALL BE MADE ONLY PURSUANT TO SUCH A REGISTRATION OR TO SUCH EXEMPTION FROM REGISTRATION.

(h) ALL DOCUMENTS RECEIVED BY THE UNDERSIGNED INCLUDE STATEMENTS TO THE EFFECT THAT THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON (OTHER THAN DISTRIBUTORS AS DEFINED IN REGULATION S) DURING THE DISTRIBUTION COMPLIANCE PERIOD AS DEFINED IN RULE 902 UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS IS AVAILABLE.

(i) IN THE VIEW OF THE SEC, THE STATUTORY BASIS FOR THE EXEMPTION CLAIMED FOR THIS TRANSACTION WOULD NOT BE PRESENT IF THE OFFERING OF UNITS, ALTHOUGH IN TECHNICAL COMPLIANCE WITH REGULATION S, IS PART OF A PLAN OR SCHEME TO EVADE THE REGISTRATION PROVISIONS OF THE SECURITIES ACT. THE UNDERSIGNED IS ACQUIRING THE UNITS FOR INVESTMENT PURPOSES AND HAS NO PRESENT INTENTION TO SELL THE SECURITIES IN THE UNITED STATES OF AMERICA TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON.

(j) THE UNDERSIGNED AGREES THAT THE CERTIFICATES REPRESENTING THE SECURITIES SHALL CONTAIN A LEGEND TO THE FOREGOING EFFECT.

(k) Neither the undersigned nor any of his or its affiliates or agents will, directly or indirectly, maintain any short position in the Securities or any other securities of the Company for so long as any of the Securities are owned by the undersigned.

3. Registration Rights.

3.1 Definitions. For purposes of this Section 3, defined terms shall have the following meaning:

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the SEC issued under the Exchange Act, as they each may, from time to time, be in effect.

    "Investor" means each party that has executed a signature page to this Subscription Agreement and delivered the purchase price set forth thereon by wire transfer of immediately available funds.

    "Register," "Registered" and "Registration" mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(iv) "Registrable Shares" means (i) any shares of Common Stock held by the Investor issued pursuant to the terms of this Subscription Agreement; (ii) the Warrant Shares; and (iii) any other shares of Common Stock of the Company issued in respect of the shares described in clauses (i) and (ii) above (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that any shares described in the foregoing clauses that have been resold to the public shall cease to be Registrable Shares.

(v) "Registration Expenses" means all expenses the Company incurs in complying with Section 3, including, without limitation, all Registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, Blue Sky fees and expenses, and the expenses of any special audits incident to or required by any such Registration.

(vi) "Registration Statement" means a registration statement filed by the Company with the SEC for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, any other form for a limited purpose, any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation or a registration statement on Form S-3 solely for the purpose of registering shares issued in a non-underwritten offering in connection with a merger, combination or acquisition).

(vii) "Selling Expenses" means (i) all underwriting discounts and selling commissions applicable to the sale of securities Registered and sold pursuant to Section 3, (ii) any additional costs and disbursements of counsel for the Company that result from inclusion of Registrable Shares in the Registration, and (iii) the expenses of qualifying the securities covered by the Registration in a jurisdiction to the extent that the jurisdiction requires such qualification expenses to be borne by the selling security holders.

(viii) "Stockholders" means the Investor, and any persons or entities to whom the rights granted under this Subscription Agreement are transferred by the Investor.

      Piggyback Registration Rights.

(a) Whenever the Company proposes to file a Registration Statement (other than pursuant to Section 3.3) at any time and from time to time, other than a Registration relating solely to employee benefit plans, or a Registration relating solely to a transaction pursuant to Rule 145 promulgated under the Securities Act or a Registration on any Registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a Registration statement covering the sale of the Registrable Securities, the Company shall, prior to such filing, give written notice to the Investor of its intention to do so and, upon the written request of Investor given within 10 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its commercially reasonable efforts to cause all Registrable Shares that the Company has been requested by Investor to register, to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Investor; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 3 without obligation to Investor.

(b) In connection with any offering under this Section 3.2 involving an underwriting, the Company shall not be required to include any Registrable Shares in such underwriting unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the good faith opinion of the underwriters and the Company, jeopardize the success of the offering by the Company. If, in the opinion of the managing underwriter and the Company, the registration of all, or part of, the Registrable Shares that the holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, that the managing underwriter in good faith believes may be sold without causing such adverse effect. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares that the holders of Registrable Shares have requested to be included, the holders holding Registrable Shares who have requested registration shall participate in the underwriting pro rata based upon their total ownership of shares of Common Stock of the Company (giving effect to the conversion into Common Stock of all securities convertible thereinto). If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based upon their total ownership of Registrable Shares.

3.3 Demand Registration Rights. If the Company receives from Investor a written request or requests that it effect a Registration and any related qualification or compliance with respect to all or a part of the Registrable Securities of Investor, the Company shall:

(a) promptly give written notice of the proposed Registration, and any related qualification or compliance, to all other holders; and

(b) as soon as practicable, effect such Registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other shareholder(s) joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however:

    the Company shall not be required to effect more than two (2) Registrations pursuant to this Section 3.3 on behalf of the undersigned and all other persons purchasing securities of the Company on the date hereof; provided, further, that the Company shall not be required to effect any Registration within twelve (12) months after the effective date of any other Registration Statement of the Company;

    the value of the Registrable Securities for which the undersigned and all other persons purchasing securities of the Company on the date hereof request registration hereunder shall be at least $500,000 in the aggregate; and

(3) if at the time of any request to register Registrable Shares pursuant to this Section 3.3, the Company is engaged or has fixed plans approved by the Company's Board of Directors to engage within 120 days of the time of the request in a registered public offering as to which the Stockholders may include Registrable Shares pursuant to Section 3.2 or is engaged in any other activity that, in the good faith determination of the Company's Board of Directors, would be adversely affected by the requested Registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of 180 days from the effective date of such offering or the date of commencement of such other material activity, as the case may be, such right to delay a request to be exercised by the Company not more than once in any one (1) year period.

(c) Subject to the foregoing, the Company shall use its commercially reasonable efforts to file a registration statement covering the Registrable Securities and other securities so requested to be Registered as expeditiously as possible after receipt of Investor's request.

3.4 Expenses of Company Registrations. The Company shall bear all Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to this Section 3 (exclusive of Selling Expenses).

3.5 Registration Procedures. In the case of each Registration, qualification or compliance effected by the Company pursuant hereto, the Company shall keep Investor advised in writing as to the initiation of each Registration, qualification and compliance and as to the completion thereof. At its expense, the Company shall:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Shares and use its commercially reasonable efforts to cause that Registration Statement to become and remain effective for the earlier of 270 days or until the completion of the distribution;

(b) as expeditiously as possible prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

(c) as expeditiously as possible furnish to each selling Stockholder such reasonable numbers of copies of the registration statement, each amendment and supplement thereto, prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Stockholder; and

(d) as expeditiously as possible use its commercially reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Stockholder; provided, however, that the Company shall not be required in connection with this Section 3.5 to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

If the Company has delivered preliminary or final prospectuses to the selling Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Stockholders and, if requested, the selling Stockholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Stockholders shall be free to resume making offers of the Registrable Shares.

      Indemnification.

In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Subscription Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such seller of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof.

In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Subscription Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, and any other seller of Registrable Shares or any such seller's partners, directors or officers and each person, if any, who controls such seller within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter, selling Stockholder or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and each such seller of Registrable Shares will reimburse the Company for any legal or any other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such seller, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of such Stockholders hereunder shall be limited to an amount equal to the net proceeds received by each selling Stockholder of Registrable Shares sold as contemplated herein.

Each party entitled to indemnification under this Section 3.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Subscription Agreement, except to the extent that the Indemnifying Party's ability to defend against such claim or litigation is impaired as a result of such failure to give notice. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 3.6 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Indemnifying Party or the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Investor agree that it would not be just and equitable if contribution pursuant to this Section 3.6 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph of Section 3.6, (a) in no case shall any one Investor be liable or responsible for any amount in excess of the net proceeds received by such Investor from the offering of Registrable Shares and (b) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution for any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party or parties under this Section, notify such party or parties from whom such contribution may be sought, but the omission so to notify such party or parties from contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld.

4. Miscellaneous.

(a) This Subscription Agreement and the documents referred to herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and together supersede all prior discussions or agreements in respect thereof.

    This Subscription Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute a single document.

    This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any dispute arising out of or in connection with this Subscription Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect. The location of any hearing shall be New York, New York.

    Any notice required by the provisions of this Subscription Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices will be addressed to the undersigned at the address of the set forth on the signature page of this Subscription Agreement.

    This Subscription Agreement shall survive the death or disability of the undersigned and shall be binding upon the undersigned's heirs, executors, administrators, successors and permitted assigns.

    All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

    Each provision of this Subscription Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Subscription Agreement.

    Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Subscription Agreement as set forth in the text.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement as of March __, 2001.

Number of Shares Purchased: [__________]

Aggregate Purchase Price: $[_________]

[____________________]

By: ________________________
Name:
Title:

Residence or Business Address:

Street

City State Zip Code

Mailing Address (if different from Residence or
Business Address):

Street

City State Zip Code

ACCEPTED AND AGREED TO:

GRAND TOYS INTERNATIONAL, INC.

By:

Name:

Title:

Dated as of: March __, 2001

Exhibit 4.2 Form of Warrant agreement

THE WARRANT EVIDENCED OR CONSTITUTED HEREBY, AND ALL SHARES OF COMMON STOCK ISSUABLE HEREUNDER, HAVE BEEN AND WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS EITHER (i) THE DISPOSITION OF SUCH SECURITIES IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (ii) THE DISPOSITION OF SUCH SECURITIES IS REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE

COMMON STOCK OF GRAND TOYS INTERNATIONAL, INC.

This certifies that [_____________] (the "Holder"), for value received, is entitled to purchase from Grand Toys International, Inc. (the "Company") [_____________] ([_______]) shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock"), at a per share exercise price of $0.53 per share (the "Per Share Exercise Price"). This right may be exercised at any time after the six month anniversary of the date hereof up to and including 5:00 p.m. (New York City time) on the third anniversary of the date hereof (the "Expiration Date").

  Exercise.

    To exercise this right the Holder shall surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) this warrant, properly endorsed, with the Subscription Form attached hereto duly filled in and signed and, if applicable, upon payment in cash or by check of the aggregate Per Share Exercise Price for the number of shares for which this warrant is being exercised determined in accordance with the provisions hereof.

(b) In lieu of exercising this warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this warrant (or the portion thereof being canceled) by surrender of this warrant at the principal office of the Company, together with the properly endorsed Subscription Form and notice of such election, in which event the Company will issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y (A-B)

A

Where X = the number of shares of Common Stock to be issued to the Holder

Y = the number of shares of Common Stock purchasable under this warrant or, if only a portion of this warrant is being exercised, the portion of this warrant being canceled (at the date of such calculation)

A = the Fair Market Value per share of Common Stock (at the date of such calculation)

B = Per Share Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, Fair Market Value per share of Common Stock will be as follows:

(1) If the Common Stock is listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the exercise date, the Fair Market Value per share of Common Stock shall be deemed to be the last reported sale prices per share of Common Stock thereon on the trading day on which a sale was made immediately preceding the exercise date.

(2) If the Common Stock is not listed on a national securities exchange, the Nasdaq National Market or another nationally recognized trading system as of the exercise date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under an employee benefit plan of the Company); and, upon request of the Holder, the Board of Directors (or a representative thereof) shall promptly notify the Holder of the Fair Market Value per share of Common Stock . Notwithstanding the foregoing, if the Board of Directors has not made such a determination within the three-month period prior to the exercise date, then (A) the Board of Directors shall make a determination of the Fair Market Value per share of Common Stock within 15 days of a request by the Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made.

2. Issuance of Certificates.

Certificates for the shares of Common Stock acquired upon exercise of this warrant, together with any other securities or property to which the Holder is entitled upon such exercise, will be delivered to the Holder by the Company at the Company's expense within a reasonable time after this warrant has been so exercised. Each stock certificate so delivered will be in such denominations of Common Stock as may be requested by the Holder and will be registered in the name of the Holder. In case of a purchase of less than all the shares that may be purchased under this warrant, the Company will cancel this warrant and execute and deliver a new warrant or warrants of like tenor for the balance of the shares purchasable under this warrant to the Holder within a reasonable time after surrender of this warrant.

3. Shares Fully-Paid, Nonassessable, Etc.

All shares of Common Stock issued upon exercise of this warrant will, upon issuance, be duly authorized, validly issued, fully-paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the exercise of this warrant, such number of its shares of Common Stock as from time to time are sufficient to effect the full exercise of this warrant. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the full exercise of this warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as is sufficient for such purpose. The Company will take all such action as may be necessary to assure that such securities may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed; provided, however, that the Company will not be required to effect a registration under federal or state securities laws with respect to such exercise (except as may be set forth in a separate written agreement between the Company and the Holder).

4. Adjustments.

4.1 Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time during the term of this warrant effects a subdivision of the outstanding Common Stock, the Per Share Exercise Price in effect immediately before that subdivision will be proportionately decreased. Conversely, if the Company at any time or from time to time during the term of this warrant combines the outstanding shares of Common Stock into a smaller number of shares, the Per Share Exercise Price in effect immediately before the combination will be proportionately increased. Any adjustment under this Section 4.1 will become effective at the close of business on the date the subdivision or combination becomes effective.

4.2 Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time during the term of this warrant makes, or fixes, a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, in each such event the Per Share Exercise Price that is then in effect will be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Per Share Exercise Price then in effect by a fraction (a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and (b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Per Share Exercise Price will be recomputed accordingly as of the close of business on such record date and thereafter the Per Share Exercise Price will be adjusted pursuant to this Section 4.2 to reflect the actual payment of such dividend or distribution.

4.3 Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time during the term of this warrant makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision will be made so that the Holder will receive upon exercise of this warrant, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company that it would have received had this warrant been exercised on the date of such event and had it thereafter, during the period from the date of such event to and including the exercise date, retained such securities receivable by them as aforesaid, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the Holder hereunder or with respect to such other securities by their terms.

4.4 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time during the term of this warrant the Common Stock issuable upon the exercise of this warrant is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a recapitalization, subdivision, combination, reclassification or exchange provided for elsewhere in this Section 4), the Holder will have the right thereafter to exercise this warrant for the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change into which the shares of Common Stock issuable upon exercise of this warrant immediately prior to such recapitalization, reclassification or change could have been converted, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

4.5 Reorganizations. If at any time or from time to time during the term of this warrant there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange provided for elsewhere in this Section 4), as a part of such capital reorganization, provision will be made so that the Holder will thereafter be entitled to receive upon exercise of this warrant the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon exercise of this warrant would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.

4.6 Certificate of Adjustment. In each case of an adjustment or readjustment of the number of shares issuable upon exercise of this warrant or the Per Share Exercise Price, the Company, at its expense, will compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and will mail such certificate, by first class mail, postage prepaid, to the Holder at the Holder's address as shown in the Company's books. The certificate will set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the Per Share Exercise Price at the time in effect, and (b) the type and amount, if any, of other property that at the time would be received upon exercise of this warrant.

4.7 Notices of Record Date. Upon (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any sale of all or substantially all of the assets of the Company or any voluntary or involuntary dissolution, liquidation or winding up of the Company or (c) a proposed sale event, the Company will mail to the Holder at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, recapitalization, asset sale, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) will be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, asset sale, dissolution, liquidation or winding up.

  Taxes.

  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon exercise of this warrant, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which this warrant was registered.

  Registration Rights

  The shares of Common Stock issuable upon exercise of this warrant shall have the identical registration rights set forth in Section 4 of the Subscription Agreement dated as of the date hereof between the Holder and the Company.

  Closing of Books.

  The Company will at no time close its transfer books against the transfer of any warrant or of any shares of Common Stock issued or issuable upon the exercise of any warrant in any manner that interferes with the timely exercise of this warrant.

  No Voting or Dividend Rights; Limitation of Liability.

  Nothing contained in this warrant will be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest will be payable or accrued in respect of this warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this warrant has been exercised.

  Warrants Transferable.

  Subject to compliance with applicable federal and state securities laws and the restrictions imposed by any other written agreement between the Holder and the Company, this warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder (except for transfer taxes), upon surrender of this warrant properly endorsed and in compliance with the provisions of this warrant.

  Modification and Waiver.

  This warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

  Notices.

  Any notice required by the provisions of this warrant will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices will be addressed to the Holder at the address of the Holder appearing on the books of the Company.

  Lost Warrants.

  The Company represents and warrants to the Holder that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such warrant, the Company, at its expense, will make and deliver a new warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated warrant.

  Fractional Shares.

  No fractional shares of Common Stock will be issued upon exercise of this warrant. If the conversion would result in the issuance of any fractional share, the Company will, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the closing bid price of the Company's Common Stock on the date of conversion.

  Governing Law.

This warrant will be construed and enforced in accordance with, and the rights of the parties will be governed by, the laws of the State of New York without regard to conflict of laws principles.

The Company has executed this warrant as of this ____ day of March, 2001.

GRAND TOYS INTERNATIONAL, INC.

By:__________________________________

Title:_________________________________

HOLDER

[__________________________]

By:__________________________________________

Title:_________________________________________

Exhibit A to Warrant

SUBSCRIPTION FORM

Date: _________________

Grand Toys International, Inc.

Attn: President

Ladies and Gentlemen:

The undersigned hereby elects to exercise the warrant issued to it by Grand Toys International, Inc. (the "Company") dated as of _____________ and to purchase thereunder ______________________(_______) shares of the Common Stock of the Company at a purchase price of ______________________ ($_____________) per Share, for an aggregate purchase price of _______________________($_______________) (the "Purchase Price").

Very truly yours,

_________________________________________

By: ______________________________________

Title: ___________________________________

Exhibit 4.3 Form of Option Grant Agreement

GRAND TOYS INTERNATIONAL, INC.

AMENDED AND RESTATED

1993 STOCK OPTION AGREEMENT

Grant Date: As of _________

Option Number:

Number of Shares Available Subject to Option: _______

This Agreement, dated as of October 6, 2000, is made between Grand Toys International, Inc., a Nevada corporation, having its principal offices at 1710 Route Transcanadienne, Dorval, Quebec, Canada (the "Company"), and [________] (the "Optionee").

W I T N E S S E T H :

1. Grant of Option. Pursuant to the provisions of the Grand Toys International, Inc. Amended and Restated 1993 Stock Option Plan, a copy of which is annexed hereto (the "Plan"), the Company hereby grants to the Optionee, subject to the terms and conditions herein set forth, the right and option (the "Option") to purchase from the Company, all or any part of an aggregate of [_______] shares of Common Stock of the Company (the "Stock") at the purchase price of U.S. $[____] per share, effective as of the Grant Date as set forth above, such Option to be exercisable as hereinafter provided. This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

    Terms and Conditions. It is understood and agreed that this Option, and the exercise of said Option, is subject to the terms and conditions set forth in the Plan, and, in addition, any terms and conditions set forth herein.

    Limitation on Exercise of Option. This Option shall be exercisable by the Optionee to the extent of the following number of shares of Stock commencing on the following dates:

Number of Shares	Date After Which Shares Can Be Purchased

[______] Shares	[__________]
[______] Shares	[__________]

    Expiration of Option. This Option shall not be exercisable after 5:00p.m. E.S.T. on October 6, 2010.

    Non-Assignability of Option. This Option shall not be given, granted, sold, exchanged, transferred, pledged, assigned or otherwise encumbered or disposed of by the Optionee, otherwise than by Will or the laws of descent and distribution, and, during the lifetime of the Optionee, shall not be exercisable by any other person, but only by him.

    Method of Exercise of Option. The Optionee shall notify the Company by written notice sent by registered or certified mail, return receipt requested, addressed to its principal office, or by hand delivery to such office, properly receipted, as to the number of shares of Stock the Optionee desires to purchase under this Option, which written notice shall be accompanied by the Optionee's cheque payable to the order of the Company for the full option price of such shares of Stock. As soon as practicable after the receipt of such written notice and payment, the Company shall, at its principal office, tender to the Optionee a certificate or certificates issued in the Optionee's name evidencing the shares of Stock purchased by the Optionee hereunder.

    Death or Termination of Employment or Services. If the employment or services of the Optionee by the Company or a subsidiary corporation of the Company shall be terminated voluntarily by the Optionee or for cause by the Company, the Option, whether or not vested, shall terminate immediately. If the employment or services of the Optionee by the Company or a subsidiary corporation of the Company shall be terminated for any other reason (other than by death or permanent and total disability), then Optionee shall have the right, for a period of three (3) months after such termination, to exercise the vested portion of the Option, it being acknowledged and agreed that any unvested portion of the Option shall immediately terminate. If the Optionee dies (i) while employed by or in the service of the Company or a subsidiary corporation of the Company, or (ii) within three (3) months after termination of the Optionee's employment or services (except if such termination of employment caused the Option to expire forthwith, as in this Section 7 provided), then the Option may be exercised by the estate of the Optionee, or by a person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Optionee, at any time within one (1) year after such death. If the Optionee's employment or services with the Company or such subsidiary are terminated because of permanent and total disability while employed by or in the service of the Company or such subsidiary, the Option may be exercised at any time within one (1) year after termination of the Optionee's employment or service due to the disability. Nothing in this Section 7 shall extend the term of the Option beyond October 6, 2010, nor give any person the right to purchase shares of Stock subject to the Option that could not be purchased by the Optionee prior to the termination of his employment with the Company or such subsidiary.

    Investment Representation. The Optionee represents that at the time of any exercise of this Option, where the shares of Stock are not registered under the Securities Act of 1933, as amended, such Stock will be acquired for investment and not for resale or with a view to the distribution thereof.

    Adjustments Upon Changes in Capitalization. In the event of changes in the outstanding Common Stock or the Company by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations, exchanges of shares, separations, reorganizations, or liquidations, the number of shares of Stock issuable upon the exercise of this Option, the option price thereof and any limitation on exercise set forth in Section 3 hereof shall be correspondingly adjusted by the Company. Any such adjustment in the number of shares of Stock shall apply proportionately to only the then unexercised portion of this Option. If fractional shares would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

    No Rights as Stockholder. The Optionee shall have no rights as a Stockholder in respect to the shares of Stock as to which this Option shall not have been exercised and payment made as herein provided.

    Optionee Bound By Plan. The Optionee hereby acknowledges receipt of a prospectus summarizing the terms of the Plan, and agrees to be bound by all the terms and provisions of the Plan, including the terms and provisions adopted after the granting of this Option, but prior to complete exercise hereof, provided that no amendment to the Plan may, without the Optionee's consent, adversely affect the Optionee's rights under this Agreement.

    Binding Effect. Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

    Conflict. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall take precedence.

    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

    Notices. Any notice hereunder shall be delivered by hand or by registered or certified mail, return receipt requested, (i) for any notice to the Company, to its address set forth above with a copy to Piper Marbury Rudnick & Wolfe LLP, Attention: Paul J. Pollock, Esq., 1251 Avenue of The Americas, New York, New York, 10020, and (ii) if to the Optionee, to his address as maintained in the business records of the Company, subject to the right of either party to designate at any time hereafter, in writing, some other address.

    Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter the at-will or other employment status or other service relationship of the Optionee, nor be construed as a contract of employment or service relationship between the Company and the Optionee, or as a contractual right of Optionee to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge the Optionee at any time with or without cause or notice.

    Counterparts. This Agreement may be exercised in counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Grand Toys International, Inc. has caused this Agreement to be executed by an appropriate officer and the Optionee has executed this Agreement, both as of the day and year written in the first paragraph of this Agreement.

GRAND TOYS INTERNATIONAL, INC.

BY:

OPTIONEE:

[__________]

Exhibit 23.2

Independent Auditors' Consent

The Board of Directors

Grand Toys International, Inc.

We consent to the use of our report dated February 28, 2001, except as to note 19(b), which is as of March 29, 2001, with respect to the consolidated balance sheets of Grand Toys International, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, stock holders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

(signed KPMG LLP)

Chartered Accountants

Montreal, Canada

January 17, 2002